Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Maria F. Slippen	Robert S. Schneider
U.S.I. Holdings Corporation	U.S.I. Holdings Corporation
914-749-8511	914-749-8702
maria.slippen@usi.biz	rschneider@usi.biz

U.S.I. Holdings Corporation Files Shelf Registration Statement

BRIARCLIFF MANOR, NY, February 12, 2004 – U.S.I. Holdings Corporation (“USI”) (Nasdaq: USIH) today announced that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission pursuant to which USI may offer up to $150 million of USI securities in the future and selling shareholders may offer up to $150 million of USI common stock in the future. Securities offered by USI may be common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, stock purchase contracts, stock purchase units or any combination of such securities. Upon effectiveness of the registration, one or more of these securities may be offered in amounts, prices, and on terms to be announced when and if the securities are offered. The specifics of any future underwritten offerings, along with the use of proceeds of any securities offered, will be described in detail in a prospectus supplement at the time of any such offering.

The registration statement relating to these securities has not yet been declared effective by the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective and a prospectus supplement setting forth the specific terms of the applicable offering is available. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

This press release contains certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further specific information concerning USI and its business, including factors that potentially could materially affect USI’s anticipated financial results are contained in USI’s filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 59 offices in 19 states.